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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*


                     Compost America Holding Company, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   20461V101
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                August 27, 1998
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  167113109
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         Andersen Weinroth & Co., L.P. (I.R.S. No. 13-3870916)
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                             (A) [ ]
                                                                        (B) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                       5       SOLE VOTING POWER
                               1,234,936
      NUMBER OF        --------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY         --------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING                1,234,936
       PERSON          --------------------------------------------------------
         WITH          8       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,234,936
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                          [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           2.9%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                           BD-PN
-------------------------------------------------------------------------------

CUSIP NO.  167113109
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         AW Compost Partners, LLC (I.R.S. No. 13-4000471)
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                             (A) [ ]
                                                                        (B) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                       5       SOLE VOTING POWER
                               1,302,384
      NUMBER OF        --------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY         --------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING                1,302,384
       PERSON          --------------------------------------------------------
         WITH          8       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,302,384
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           3.2%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                           OO
-------------------------------------------------------------------------------

CUSIP NO.  167113109
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         G. Chris Andersen
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                             (A) [ ]
                                                                        (B) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF        --------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY               2,537,320
      OWNED BY         --------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING
       PERSON          --------------------------------------------------------
         WITH          8       SHARED DISPOSITIVE POWER
                               2,537,320
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,537,320
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           6.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                           IN
-------------------------------------------------------------------------------

CUSIP NO.  167113109
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         Stephen D. Weinroth
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)                                             (A) [ ]
                                                                        (B) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF        --------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY               2,537,320
      OWNED BY         --------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING
       PERSON          --------------------------------------------------------
         WITH          8       SHARED DISPOSITIVE POWER
                               2,537,320
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,537,320
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           6.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                           IN
-------------------------------------------------------------------------------

Item 1.  (a)  Name of Issuer:

              Compost America Holding Company, Inc.

         (b)  Address of Issuer's Principal Executive Offices:

              320 Grand Avenue
              Englewood, NJ 07631

Item 2. (a)(b)(c)Name of Person Filing; Address of Principal Business Office or, if none Residence; Citizenship:

              This Schedule 13G is being filed jointly by Andersen Weinroth & Co., L.P., a Delaware limited partnership ("AW"), AW Compost Partners, LLC, a Delaware limited liability company (the "LLC"),
              G. Chris Andersen ("Andersen"), a general partner of AW and a voting member and sole manager of the LLC, and Stephen D. Weinroth ("Weinroth"), a general partner of AW and a voting member of the LLC (collectively, the "Reporting Persons"). The business address of each of AW, the LLC, Andersen and Weinroth is 1330 Avenue of the Americas, New York, New York 10019. Andersen and Weinroth are United States citizens.

         (d)  Title of Class of Securities:

              common stock, no par value (the "Common Stock")

         (e)  CUSIP Number:

              20461V101

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: N/A

         (a)[ ] Broker or Dealer registered under Section 15 of the Act
         (b)[ ] Bank as defined in section 3(a)(6) of the Act
         (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d)[ ] Investment Company registered under section 8 of the Investment Company Act of 1940
         (e)[ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
         (f)[ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F)
         (g)[ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(ii)(G)
         (h)[ ] A Savings Association as defined in Section 3(b) of the Federal Deposit

                Insurance Act
         (i)[ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
         (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.  Ownership:

         (a)  Amount Beneficially Owned:     2,537,320*

         (b)  Percent of Class:     6.0%

         (c)  Number of Shares as to which such person has:

              (i)   sole power to vote or direct the vote -

              (ii)  shared power to vote or direct the vote - 2,537,320*

              (iii) sole power to dispose or direct the disposition of -

              (iv) shared power to dispose or direct the disposition of - 2,537,320*

         *See Attachment A

Item 5.  Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ANDERSEN WEINROTH & CO., L.P.


                                       By: /s/ G. Chris Andersen
                                          ---------------------------
                                           G. Chris Andersen
                                           General Partner

                                       AW COMPOST PARTNERS, LLC


                                       By: /s/ G. Chris Andersen
                                          ---------------------------
                                           G. Chris Andersen
                                           Manager


                                       /s/ G. Chris Andersen
                                       ------------------------------
                                       G. Chris Andersen


                                       /s/ Stephen D. Weinroth
                                       ------------------------------
                                       Stephen D. Weinroth


Dated:  December 4, 1998

                                  ATTACHMENT A

         As of August 27, 1998, AW is the beneficial owner of 1,234,936 shares of Common Stock, for a total beneficial ownership of 2.9% of the outstanding shares of Common Stock. As of August 27, 1998, the LLC is the beneficial owner of 1,302,384 shares of Common Stock, for a total beneficial ownership of 3.2% of the outstanding shares of Common Stock. As the general partner of AW, Andersen and Weinroth share the power to vote and direct the voting of and the power to dispose and direct the disposition of the 1,234,936 shares of Common Stock owned by AW. As the only two voting members of the LLC, Andersen and Weinroth share the power to vote and to direct the voting of and the power to dispose and direct the disposition of the 1,302,384 shares of Common Stock owned by the LLC. Accordingly, Weinroth and Andersen may be deemed to be the beneficial owners of 2,537,320 shares of Common Stock, or 6.0% of the outstanding shares of Common Stock.

                           AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13G or any amendments thereto, with respect to the Common Stock of Compost America Holding Company, Inc, and that this Agreement be included as an attachment to such filing.

         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 4th day of December, 1998.

                                       ANDERSEN WEINROTH & CO., L.P.


                                       By: /s/ G. Chris Andersen
                                          ---------------------------
                                           G. Chris Andersen
                                           General Partner

                                       AW COMPOST PARTNERS, LLC


                                       By: /s/ G. Chris Andersen
                                          ---------------------------
                                           G. Chris Andersen
                                           Manager


                                       /s/ G. Chris Andersen
                                       ------------------------------
                                       G. Chris Andersen


                                       /s/ Stephen D. Weinroth
                                       ------------------------------
                                       Stephen D. Weinroth


Dated:  December 4, 1998